Exhibit 1.2

LIST OF DIRECTORS AND THEIR ROLES AND FUNCTIONS

The members of the board of directors (the “Board”) of China Mobile Limited are set out below:

Executive Directors

Mr. YANG Jie

(Executive Director & Chairman)

Mr. DONG Xin

(Executive Director & Chief Executive Officer)

Mr. LI Ronghua

(Executive Director & Chief Financial Officer)

Independent Non-Executive Directors

Dr. Moses CHENG Mo Chi

Mr. Paul CHOW Man Yiu

Mr. Stephen YIU Kin Wah

Dr. YANG Qiang

There are three Board committees. The compositions of the Board committees are set out below:

Audit Committee

Mr. Stephen YIU Kin Wah (Chairman)

Dr. Moses CHENG Mo Chi

Mr. Paul CHOW Man Yiu

Dr. YANG Qiang

Remuneration Committee

Dr. Moses CHENG Mo Chi (Chairman)

Mr. Paul CHOW Man Yiu

Mr. Stephen YIU Kin Wah

Nomination Committee

Mr. Paul CHOW Man Yiu (Chairman)

Dr. Moses CHENG Mo Chi

Mr. Stephen YIU Kin Wah

Hong Kong, 19 April 2022